UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2009, the Board of Directors of PharMerica Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Marjorie W. Dorr as a new director effective as of January 22, 2009. There was no arrangement or understanding between Ms. Dorr and any other persons pursuant to which Ms. Dorr was selected as a director and there are no related person transactions between Ms. Dorr and the Company. The Board has determined that Ms. Dorr is independent for purposes of the Board of Directors.

The Board of Directors has approved an initial grant of stock options to Ms. Dorr under the Company’s 2007 Omnibus Incentive Plan, as amended (the “Omnibus Plan”) with a fair market value of $120,000 as of January 22, 2009, which is the grant date as defined in the Omnibus Plan. The options will vest in equal amounts on January 22, 2010, January 22, 2011 and January 22, 2013 and will expire on January 22, 2016.

In addition to the foregoing, Ms. Dorr will receive the standard compensation provided to the Company’s non-employee directors. Each non-employee director receives an annual retainer of $35,000. Non-employee directors receive $2,000 for each meeting of the board that they attend and committee members receive $1,500 for each committee meeting attended. Each non-employee director also receives an annual award of restricted stock valued at $80,000. Ms. Dorr's initial annual retainers and initial annual restricted stock award will be pro-rated for her period of service from the date of her appointment through the 2009 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of the Company, dated January 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: January 27, 2009	By:	/s/ Thomas A. Caneris
Thomas A. Caneris
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Company, dated January 26, 2009.